EXHIBIT 21.1

SUBSIDIARIES OF PTEK HOLDINGS, INC.

SUBSIDIARY	JURISDICTION OF ORGANIZATION
American Teleconferencing Services, Ltd.	Missouri
Comwave UK, Ltd.	United Kingdom
Connaught Commercial Services Limited	United Kingdom
Intellivoice Communications, LLC	Delaware
Premiere Communications, Inc.	Florida
PCI Network Services, Inc.	Georgia
Premiere Conferencing Networks, Inc.	Georgia
Premiere Conferencing GmbH	Germany
Premiere Conferencing Limited	New Zealand
Premiere Conferencing Pte. Ltd.	Singapore
Premiere Conferencing Pty Limited	Australia
Premiere Conferencing (Canada) Limited	Canada
Premiere Conferencing (Hong Kong) Limited	Hong Kong
Premiere Conferencing (Ireland) Limited	Ireland
Premiere Conferencing (Japan), Inc.	Japan
Premiere Conferencing (UK) Limited	United Kingdom
Ptek Investors I LLC	Delaware
PTEK Services, Inc.	Delaware
Ptek Ventures I LLC	Delaware
Ptek, Inc.	Georgia
Transmit International Limited	United Kingdom
ViTel Bureau Services Limited	United Kingdom
ViTel Limited	United Kingdom
Voice-Tel Enterprises, LLC	Delaware
Voice-Tel of Canada Ltd.	Canada
Voice-Tel of New Zealand Limited	New Zealand
Voice-Tel Pty Ltd.	Australia
Xpedite, Inc.	Japan
Xpedite Communications and Data Services GmbH	Austria
Xpedite IN Services GmbH	Germany
Xpedite Ltd.	Korea
Xpedite Limited	Hong Kong
Xpedite Network Services, Inc.	Georgia
Xpedite Systems (Malaysia) Sdn. Bhd.	Malaysia
Xpedite Systems AG	Switzerland
Xpedite Systems Canada, Inc.	Canada
Xpedite Systems Finance S.N.C.	France
Xpedite Systems GmbH	Germany
Xpedite Systems Holdings (UK) Limited	United Kingdom
Xpedite Systems Holdings GmbH	Germany
Xpedite Systems Holdings S.A.R.L.	France
Xpedite Systems, Inc.	Delaware
Xpedite Systems Limited	New Zealand
Xpedite Systems Limited	England
Xpedite Systems Participation E.U.R.L.	France
Xpedite Systems Pte. Ltd.	Singapore
Xpedite Systems Pty Limited	Australia
Xpedite Systems S.r.l.	Italy
Xpedite Systems Spain, S.A.	Spain
Xpedite Systems, S.A.	France
Xpedite Systems Worldwide, Inc.	Delaware